EXHIBIT (4)

AGREEMENT AND PLAN OF REORGANIZATION

In order to consummate the Reorganization (as defined in Section 1(b) below) and in consideration of the promises and the covenants and agreements hereinafter set forth, and intending to be legally bound, Eaton Vance Insured Florida Plus Municipal Bond Fund (EIF), a Massachusetts business trust and a registered closed-end investment company, File No. 811-21222 (the “Fund”) and Eaton Vance Insured Municipal Bond Fund (EIM) (the “National Fund” and together with the Florida Fund, the “Funds”), a Massachusetts business trust and a registered closed-end investment company, File No. 811-21142, each hereby agree as follows:

1. Representations and Warranties of the National Fund.

The National Fund represents and warrants to, and agrees with, the Florida Fund that:

(a)	The National Fund is a Massachusetts business trust, with transferable shares, duly organized, validly existing under, and in good standing in conformity with, the laws of The Commonwealth of Massachusetts, and has the power to own all of its assets and to carry out its obligations under this Agreement. The National Fund has all necessary federal, state and local authorizations to carry on its business as it is now being conducted and to carry out this Agreement.

(b)	The National Fund is duly registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a diversified, closed-end management investment company and such registration has not been revoked or rescinded and is in full force and effect. The National Fund has elected and qualified for the special tax treatment afforded regulated investment companies (“RICs”) under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) at all times since its inception and intends to continue to so qualify until consummation of the reorganization contemplated hereby (the “Reorganization”) and thereafter.

(c)	The National Fund has furnished the Florida Fund with the National Fund’s Annual Report to Shareholders for the fiscal year ended September 30, 2007 and the Semiannual Report to Shareholders for the period ended March 31, 2008, and the audited financial statements appearing therein, having been audited by Deloitte & Touche, LLP, independent registered public accounting firm, fairly present the financial position of the National Fund as of the respective dates indicated, in conformity with accounting principles generally accepted in the United States applied on a consistent basis.

(d)	An unaudited statement of assets, liabilities and capital of the National Fund and an unaudited schedule of investments of the National Fund, each as of the Valuation Time (as defined in Section 3(e) of this Agreement), will be furnished to the Florida Fund, at or prior to the Closing Date (as defined in Section 7(a) herein), for the purpose of determining the number of National Fund Common Shares (as defined in Section 1(l) herein) to be issued pursuant to Section 3(a) of this Agreement; each will fairly present the financial position of the National Fund as of the Valuation Time in conformity with generally accepted accounting principles applied on a consistent basis.

(e)	The National Fund has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of its Board of Trustees, and this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto.

(f)	There are no material legal, administrative or other proceedings pending or, to the knowledge of the National Fund, threatened against it which assert liability on the part of the National Fund or which materially affect its financial condition or its ability to consummate the Reorganization. The National Fund is not charged with or, to the best of its knowledge, threatened with any violation or investigation of any possible violation of any provisions of any federal, state or local law or regulation or administrative ruling relating to any aspect of its business material to the Reorganization.

(g)	The National Fund is not obligated under any provision of its Declaration of Trust dated October 3, 2002, as amended, or its by-laws, as amended, and is not a party to any contract or other commitment or obligation, and is not subject to any order or decree, which would be violated by its execution of or performance under this Agreement, except insofar as the Funds have mutually agreed to amend such contract or other commitment or obligation to cure any potential violation as a condition precedent to the Reorganization.

(h)	There are no material contracts outstanding to which the National Fund is a party that have not been disclosed in the N-14 Registration Statement (as defined in subsection (k) below) or that will not otherwise be disclosed to the Florida Fund prior to the Valuation Time.

(i)	The National Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on its statements of assets, liabilities and capital referred to in subsection (c) above, those incurred in the ordinary course of its business as an investment company, and those incurred in connection with the Reorganization. As of the Valuation Time, the National Fund will advise the Florida Fund in writing of all known liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued as of such time, except to the extent disclosed in the financial statements referred to in subsection (c) above.

(j)	No consent, approval, authorization or order of any court or government authority or self- regulatory organization is required for the consummation by the National Fund of the Reorganization, except such as may be required under the rules of the American Stock Exchange (“AMEX”), Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the 1940 Act or state securities laws (which term as used herein shall include the laws of the District of Columbia and Puerto Rico).

(k)	The registration statement filed by the National Fund on Form N-14, which includes the proxy statement of the Florida Fund and the National Fund with respect to the transactions contemplated herein (the “Joint Proxy Statement/Prospectus”), and any supplement or amendment thereto or to the documents therein (as amended or supplemented, the “N-14 Registration Statement”), on its effective date, at the time of the shareholders’ meetings referred to in Section 8(a) and Section 9(a) of this Agreement and at the Closing Date, insofar as it relates to the National Fund, (i) complied or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder, and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Joint Proxy Statement/ Prospectus included therein did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection only shall apply to statements in or omissions from the N-14 Registration Statement made in reliance upon and in conformity with information furnished by the National Fund for use in the N-14 Registration Statement.

(l)	The National Fund is authorized to issue an unlimited number of common shares of beneficial interest, par value of $0.01 per share (the “National Fund Common Shares”). Each outstanding National Fund Common Share is fully paid and nonassessable, and has full voting rights and no shareholder of the National Fund shall be entitled to any preemptive or other similar rights. In regard to the statement that the National Fund Common Shares are non-assessable, it is noted that the National Fund is an entity of the type commonly known as a “Massachusetts business trust.”

Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the National Fund.

(m)	The National Fund Common Shares to be issued to the Florida Fund pursuant to this Agreement will have been duly authorized and, when issued and delivered pursuant to this Agreement, will be legally and validly issued and will be fully paid and, nonassessable and will have full voting rights, and no shareholder of the National Fund will have any preemptive right of subscription or purchase in respect thereof.

(n)	At or prior to the Closing Date, the National Fund Common Shares to be transferred to the Florida Fund for distribution to the shareholders of the Florida Fund on the Closing Date will be duly qualified for offering to the public in all states of the United States in which the sale of shares of the Funds presently are qualified, and there will be a sufficient number of such shares registered under the 1933 Act and, as may be necessary, with each pertinent state securities commission to permit the transfers contemplated by this Agreement to be consummated.

(o)	At or prior to the Closing Date, the National Fund will have obtained any and all regulatory, trustee and shareholder approvals necessary to issue the National Fund Common Shares to the Florida Fund.

(p)	The National Fund has filed, or intends to file, or has obtained extensions to file, all federal, state and local tax returns which are required to be filed by it, and has paid or has obtained extensions to pay, all federal, state and local taxes shown on said returns to be due and owing and all assessments received by it, up to and including the taxable year in which the Closing Date occurs.

All tax liabilities of the National Fund have been adequately provided for on its books, and no tax deficiency or liability of the National Fund has been asserted and no question with respect thereto has been raised by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Closing Date occurs.

(q)	The National Fund has elected to qualify and has qualified as a RIC as of and since its inception; has been a RIC under the Code at all times since the end of its first taxable year when it so qualified; qualifies and will continue to qualify as a RIC under the Code; and has satisfied the distribution requirements imposed by the Code for each of its taxable years. The National Fund has not at any time since its inception been liable for, and is not now liable for, and will not be liable for on the Closing Date, any material income or excise tax pursuant to Section 852 or Section 4982 of the Code.

2. Representations and Warranties of the Florida Fund.

The Florida Fund represents and warrants to, and agrees with, the National Fund that:

(a)	The Florida Fund is a Massachusetts business trust, with transferable shares, duly organized, validly existing in conformity with the laws of The Commonwealth of Massachusetts, and has the power to own all of its assets and to carry out this Agreement. The Florida Fund has all necessary federal, state and local authorizations to carry on its business as it is now being conducted and to carry out this Agreement.

(b)	The Florida Fund is duly registered under the 1940 Act as a diversified, closed-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect. The Florida Fund has elected and qualified for the special tax treatment afforded RICs under Section 851 of the Code at all times since its inception, and intends to continue to so qualify through its taxable year ending upon liquidation.

(c)	As used in this Agreement, the term “Florida Fund Investments” shall mean: (i) the investments of the Florida Fund shown on the schedule of its investments as of the Valuation Time furnished to the National Fund; and (ii) all other assets owned by the Florida Fund or liabilities incurred as of the Valuation Time.

(d)	The Florida Fund has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of its Board of Trustees and this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto.

(e)	The Florida Fund has furnished the National Fund with the Florida Fund’s Annual Report to Shareholders for the fiscal year ended September 30, 2007 and the Semiannual Report for the period ended March 31, 2008 and the audited financial statements appearing therein, having been audited by Deloitte & Touche, LLP, independent registered public accounting firm, fairly present the financial position of the Florida Fund as of the respective dates indicated, in conformity with accounting principles generally accepted in the United States applied on a consistent basis.

(f)	An unaudited statement of assets, liabilities and capital of the Florida Fund and an unaudited schedule of investments of the Florida Fund, each as of the Valuation Time, will be furnished to the National Fund at or prior to the Closing Date for the purpose of determining the number of shares of National Fund Common Shares and cash consideration to be issued to the Florida Fund pursuant to Section 3 of this Agreement; each will fairly present the financial position of the Florida Fund as of the Valuation Time in conformity with generally accepted accounting principles applied on a consistent basis.

(g)	There are no material legal, administrative or other proceedings pending or, to the knowledge of the Florida Fund, threatened against it which assert liability on the part of the Florida Fund or which materially affect its financial condition or its ability to consummate the Reorganization. The Florida Fund is not charged with or, to the best of its knowledge, threatened with any violation or investigation of any possible violation of any provisions of any federal, state or local law or regulation or administrative ruling relating to any aspect of its business material to the Reorganization.

(h)	There are no material contracts outstanding to which the Florida Fund is a party that have not been disclosed in the N-14 Registration Statement or will not otherwise be disclosed to the National Fund prior to the Valuation Time.

(i)	The Florida Fund is not obligated under any provision of its Agreement and Declaration of Trust dated October 3, 2002, as amended, or its by-laws, as amended, or a party to any contract or other commitment or obligation, and is not subject to any order or decree which would be violated by its execution of or performance under this Agreement, except insofar as the Funds have mutually agreed to amend such contract or other commitment or obligation to cure any potential violation as a condition precedent to the Reorganization.

(j)	The Florida Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on its statements of assets, liabilities and capital referred to above, those incurred in the ordinary course of its business as an investment company and those incurred in connection with the Reorganization. As of the Valuation Time, the Florida Fund will advise the National Fund in writing of all known liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued as of such time.

(k)	The Florida Fund has filed, or intends to file, or has obtained extensions to file, all federal, state and local tax returns which are required to be filed by it, and has paid or has obtained extensions to pay, all federal, state and local taxes shown on said returns to be due and owing and all assessments received by it, up to and including the taxable year in which the Closing Date occurs. All tax liabilities of the Florida Fund have been adequately provided for on its books, and no tax deficiency or liability of the Florida Fund has been asserted and no question with respect thereto has been raised by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Closing Date occurs.

(l)	At both the Valuation Time and the Closing Date, the Florida Fund will have full right, power and authority to sell, assign, transfer and deliver the Florida Fund Investments. At the Closing Date, subject only to the obligation to deliver the Florida Fund Investments as contemplated by this Agreement, the Florida Fund will have good and marketable title to all of the Florida Fund Investments, and the National Fund will acquire all of the Florida Fund Investments free and clear of any encumbrances, liens or security interests and without any restrictions upon the transfer thereof (except those imposed by the federal or state securities laws and those imperfections of title or encumbrances as do not materially detract from the value or use of the Florida Fund Investments or materially affect title thereto).

(m)	No consent, approval, authorization or order of any court or governmental authority or self- regulatory organization is required for the consummation by the Florida Fund of the Reorganization, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act, state securities laws or the rules of the AMEX.

(n)	The N-14 Registration Statement, on its effective date, at the time of the shareholders’ meetings called to vote on this Agreement and on the Closing Date, insofar as it relates to the Florida Fund (i) complied or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder, and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Joint Proxy Statement/Prospectus included therein did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall apply only to statements in or omissions from the N-14 Registration Statement made in reliance upon and in conformity with information furnished by the Florida Fund for use in the N-14 Registration Statement.

(o)	The Florida Fund is authorized to issue an unlimited number of common shares of beneficial interest, par value of $0.01 per share (the “Florida Fund Common Shares”), and an unlimited number of preferred shares of beneficial interest, par value of $0.01 per share (“Florida Fund APS SShares”). Each outstanding Florida Fund Common Share and each outstanding Florida Fund APS Share is fully paid and nonassessable, and has full voting rights and no person is entitled to any preemptive or other similar rights with respect to Florida Fund Common Shares and Florida Fund APS Shares. In regard to the statement that Florida Fund Common Shares and Florida Fund APS Shares are non-assessable, it is noted that the Florida Fund is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Florida Fund.

(p)	All of the issued and outstanding Florida Fund Common Shares and Florida Fund APS Shares were offered for sale and sold in conformity with all applicable federal and state securities laws.

(q)	The books and records of the Florida Fund made available to the National Fund and/or its counsel are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Florida Fund.

(r)	The Florida Fund will not sell or otherwise dispose of any of the National Fund Common Shares or cash consideration to be received in the Reorganization, except in distribution to the shareholders of the Florida Fund, as provided in Section 3 of this Agreement.

(s)	The Florida Fund has elected to qualify and has qualified as a “RIC” under the Code as of and since its inception; has been a RIC under the Code at all times since the end of its first taxable year when it so qualified; qualifies and will continue to qualify as a RIC under the Code for its taxable year ending upon its liquidation; and has satisfied the distribution requirements imposed by the Code for each of its taxable years. The Florida Fund has not at any time since its inception been liable for, is not now liable for, and will not be liable for on the Closing Date, any material income or excise tax under Section 852 or Section 4982 of the Code.

3.	The Reorganization.

(a)	Subject to receiving the requisite approvals of the shareholders of the Florida Fund, and to the other terms and conditions contained herein, the Florida Fund agrees to convey, transfer and deliver to the National Fund and the National Fund agrees to acquire from the Florida Fund, on the Closing Date, all of the Florida Fund Investments (including interest accrued as of the Valuation Time on debt instruments), including the assumption of substantially all of the liabilities of the Florida Fund, in exchange for that number of National Fund Common Shares and the amount of cash provided in Section 4 of this Agreement. Pursuant to this Agreement, as soon as practicable after the Closing Date, the Florida Fund will distribute all National Fund Common Shares and cash received by it to its shareholders constructively in exchange for their Florida Fund Common Shares and Florida Fund APS Shares, respectively. The distribution of National Fund Common Shares shall be accomplished by the opening of shareholder accounts on the share ledger records of the National Fund in the amounts due the common shareholders of the Florida Fund based on their respective holdings in Florida Fund Common Shares as of the Valuation Time. Cash consideration equaling the aggregate liquidation preference of the Florida Fund APS Shares will be distributed in liquidation of outstanding Florida Plus Fund APS Shares.

(b)	If it is determined that the portfolios of the Florida Fund and the National Fund, when aggregated, would contain investments exceeding certain percentage limitations imposed upon the National Fund with respect to such investments, the Florida Fund, if requested by the National Fund, will dispose of a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing Date. Notwithstanding the foregoing, (a) nothing herein will require the Florida Fund to dispose of any portfolio securities or other investments, if, in the reasonable judgment of the Florida Fund’s Trustees or investment adviser, such disposition would adversely affect the tax-free nature of the Reorganization for federal income tax purposes or would otherwise not be in the best interests of the Florida Fund, and (b) nothing will permit the Florida Fund to dispose of any portfolio securities or other investments if, in the reasonable judgment of the National Fund’s Trustees or investment adviser, such disposition would adversely affect the tax-free nature of the Reorganization for federal income tax purposes or would otherwise not be in the best interests of the National Fund.

(c)	Prior to the Closing Date, the Florida Fund shall declare a dividend or dividends which, together with all such previous dividends, shall have the effect of distributing to their respective shareholders all of their respective net investment company taxable income to and including the Closing Date, if any (computed without regard to any deduction for dividends paid), and all of its net capital gain, if any, realized to and including the Closing Date.

(d)	The Florida Fund will pay or cause to be paid to the National Fund any interest the Florida Fund receives on or after the Closing Date with respect to any of the Florida Fund Investments transferred to the National Fund hereunder.

(e)	The Valuation Time shall be the close of regular trading on the New York Stock Exchange, normally 4:00 p.m., Eastern time, on the business day prior to the Closing Date, or such earlier or later day and time as may be mutually agreed upon in writing (the “Valuation Time”).

(f)	Recourse for liabilities assumed from the Florida Fund by the National Fund in the Reorganization will be limited to the assets acquired by the National Fund. The known liabilities of the Florida

Fund, as of the Valuation Time, shall be confirmed to the National Fund pursuant to Section 2(j) of this Agreement.

(g)	The Florida Fund will be terminated following the Closing Date by terminating its registration under the 1940 Act and its organization under Massachusetts law and will withdraw its authority to do business in any state where it is required to do so.

4. Issuance and Valuation of National Fund Common Shares and Cash Consideration in the Reorganization.

(a)	National Fund Common Shares of an aggregate net asset value and cash consideration equal to the value of the Florida Fund Investments acquired in the Reorganization determined as hereinafter provided, shall be issued by the National Fund to the Florida Fund in exchange for such Florida Fund Investments. The National Fund will issue to the Florida Fund (i) a number of National Fund Common Shares, the aggregate net asset value of which will equal the aggregate net asset value of the Florida Fund Common Shares, determined as set forth below, and (ii) cash consideration equal to the aggregate liquidation preference of the Florida Fund APS Shares, determined as set forth below.

(b)	The net asset value of the Funds’ Common Shares and the value of the aggregate liquidation preference of the Florida Fund APS Shares shall be determined as of the Valuation Time in accordance with the regular procedures of the investment adviser, and no formula will be used to adjust the net asset value so determined of any Fund to take into account differences in realized and unrealized gains and losses. Values in all cases shall be determined as of the Valuation Time. The value of the Florida Fund Investments to be transferred to the National Fund shall be determined pursuant to the regular procedures of the investment adviser.

(c)	Such valuation and determination shall be made by the National Fund in cooperation with the Florida Fund and shall be confirmed in writing by the National Fund to the Florida Fund. The net asset value per share of the National Fund Common Shares and the cash consideration for the Florida Fund APS Shares shall be determined in accordance with such procedures and the National Fund shall certify the computations involved. For purposes of determining the net asset value of each Florida Fund Common Share and National Fund Common Share, the value of the securities held by the applicable Fund, plus any cash or other assets (including interest accrued but not yet received), minus all liabilities (including accrued expenses) and the aggregate liquidation value of the outstanding shares of Florida Fund APS Shares (in the case of the Florida Fund) shall be divided by the total number of Florida Fund Common Shares or National Fund Common Shares, as the case may be, outstanding at such time.

(d)	The National Fund shall issue to the Florida Fund National Fund Common Shares registered in the name of the Florida Fund. The Florida Fund shall then distribute the National Fund Common Shares and the cash consideration for the Florida Fund APS Shares to the holders of Florida Fund Common Shares and Florida Fund APS Shares, respectively, and open accounts for each Florida Fund common shareholder will be established on the share ledger records of the National Fund. Certificates representing National Fund Common Shares will not be issued to Florida Fund shareholders. With respect to any Florida Fund shareholder holding certificates evidencing ownership of Florida Fund Common Shares or Florida Fund APS Shares as of the Closing Date, and subject to the National Fund being informed thereof in writing by the Florida Fund, the National Fund will not permit such shareholder to receive National Fund Common Shares or cash consideration, exchange National Fund Common Shares credited to such shareholder’s account for shares of other investment companies managed by the Adviser or any of its affiliates, or pledge or redeem such National Fund Common Shares, in any case, until notified by the Florida Fund or its agent that such shareholder has surrendered his or her outstanding certificates evidencing ownership of Florida Fund Common Shares or Florida Fund APS Shares or, in the event of lost certificates, posted adequate bond. The Florida Fund, at its own expense, will request its shareholders to surrender their outstanding certificates evidencing ownership of Florida Fund Common Shares or Florida Fund APS Shares, as the case may be, or post adequate bond therefor.

5.	Payment of Expenses.

(a)	Except as otherwise agreed between the parties, the costs associated with the Reorganization will be borne by the Florida Fund.

(b)	Notwithstanding any other provisions of this Agreement, if for any reason the transactions contemplated by this Agreement are not consummated, neither the National Fund nor the Florida Fund shall be liable to the other for any damages resulting therefrom, including, without limitation, consequential damages, except as specifically set forth above.

(c)	Notwithstanding any of the foregoing, costs and expenses will in any event be paid by the party directly incurring them if and to the extent that the payment by another party of such costs and expenses would result in the disqualification of such party as a “regulated investment company” within the meaning of Subchapter M of the Code.

6.	Covenants of the Funds.

(a)	Each Fund covenants to operate its business as presently conducted in the ordinary course of business between the date hereof and the Closing Date, it being understood that such ordinary course of business will include regular and customary dividends and distributions.

(b)	The Florida Fund agrees that following the consummation of the Reorganization, it will terminate in accordance with the laws of The Commonwealth of Massachusetts and any other applicable law, it will not make any distributions of any National Fund Common Shares or cash consideration other than to its shareholders and without first paying or adequately providing for the payment of all of its respective liabilities not assumed by the National Fund, if any, and on and after the Closing Date it shall not conduct any business except in connection with its termination.

(c)	The Florida Fund undertakes that if the Reorganization is consummated, it will file an application pursuant to Section 8(f) of the 1940 Act for an order declaring that the Florida Fund has ceased to be a registered investment company.

(d)	The National Fund will file the N-14 Registration Statement with the Securities and Exchange Commission (the “Commission”) and will use its best efforts to provide that the N-14 Registration Statement becomes effective as promptly as practicable. Each Fund agrees to cooperate fully with the other, and each will furnish to the other the information relating to itself to be set forth in the N-14 Registration Statement as required by the 1933 Act, the 1934 Act the 1940 Act, and the rules and regulations thereunder and the state securities laws.

(e)	The National Fund has no plan or intention to sell or otherwise dispose of the Florida Fund Investments, except for dispositions made in the ordinary course of business.

(f)	Each of the Funds agrees that by the Closing Date all of its federal and other tax returns and reports required to be filed on or before such date shall have been filed and all taxes shown as due on said returns either have been paid or adequate liability reserves have been provided for the payment of such taxes.

(g)	The intention of the parties is that the transaction contemplated by this Agreement will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Neither the National Fund nor the Florida Fund shall take any action or cause any action to be taken (including, without limitation, the filing of any tax return) that is inconsistent with such treatment or results in the failure of the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. At or prior to the Closing Date, the National Fund and the Florida Fund will take such action, or cause such action to be taken, as is reasonably necessary to enable K&L Gates LLP (“K&L Gates”), special counsel to the Funds, to render the tax opinion required herein (including, without limitation, each party’s execution of representations reasonably requested by and addressed to K&L Gates).

(h)	In connection with the covenant in subsection (f) above, the Funds agree to cooperate with each other in filing any tax return, amended return or claim for refund, determining a liability for taxes or a right to a refund of taxes or participating in or conducting any audit or other proceeding in respect of taxes. The National Fund agrees to retain for a period of ten (10) years following the Closing Date all returns, schedules and work papers and all material records or other documents relating to tax matters of the Florida Fund for each of such Fund’s taxable period first ending after the Closing Date and for all prior taxable periods.

(i)	After the Closing Date, the Florida Fund shall prepare, or cause its agents to prepare, any federal, state or local tax returns required to be filed by such fund with respect to its final taxable year ending with its complete liquidation and for any prior periods or taxable years and further shall cause such tax returns to be duly filed with the appropriate taxing authorities. Notwithstanding the aforementioned provisions of this subsection, any expenses incurred by the Florida Fund (other than for payment of taxes) in connection with the preparation and filing of said tax returns after the Closing Date shall be borne by such Fund.

(j)	The Florida Fund agrees to mail to its shareholders of record entitled to vote at the meeting of shareholders at which action is to be considered regarding this Agreement, in sufficient time to comply with requirements as to notice thereof, a combined proxy statement and prospectus which complies in all material respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

(k)	Following the consummation of the Reorganization, the National Fund will continue its business as a diversified, closed-end management investment company registered under the 1940 Act.

7.	Closing Date.

(a)	Delivery of the Florida Fund Investments, and of the National Fund Common Shares and cash consideration to be issued as provided in this Agreement, shall be made at such place and time as the Funds shall mutually agree on the next full business day following the Valuation Time, or at such other time and date agreed to by the Funds, the date and time upon which such delivery is to take place being referred to herein as the “Closing Date.” To the extent that any Florida Fund Investments, for any reason, are not transferable on the Closing Date, the Florida Fund shall cause such Florida Fund Investments to be transferred to the National Fund’s account with its custodian at the earliest practicable date thereafter.

(b)	The Florida Fund will deliver to the National Fund on the Closing Date confirmation or other adequate evidence as to the tax basis of the Florida Fund Investments delivered to the National Fund hereunder.

(c)	As soon as practicable after the close of business on the Closing Date, the Florida Fund shall deliver to the National Fund a list of the names and addresses of all of the shareholders of record of the Florida Fund on the Closing Date and the number of Florida Fund Common Shares and Florida Fund APS Shares owned by each such shareholder, certified to the best of its knowledge and belief by the transfer agent for the Florida Fund or by its President.

8.	Conditions of the Florida Fund.

The obligations of the Florida Fund hereunder shall be subject to the following conditions:

(a)	That this Agreement shall have been adopted, and the Reorganization shall have been approved, by the Board of Trustees of the Florida Fund and by the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the outstanding Florida Fund Common Shares and of the outstanding Florida Fund APS Shares, voting together as a single class.

(b)	That the Florida Fund shall have received from the National Fund a statement of assets, liabilities and capital, with values determined as provided in Section 4 of this Agreement, together with a schedule of such Fund’s investments, all as of the Valuation Time, certified on the National Fund’s behalf by its President (or any Vice President) or its Treasurer, and a certificate signed by the Fund’s President (or any Vice President) and its Treasurer, dated as of the Closing Date, certifying that as of the Valuation Time and as of the Closing Date there has been no material adverse change in the financial position of the National Fund since the date of such Fund’s most recent Annual or Semiannual Report, as applicable, other than changes in its portfolio securities since that date or changes in the market value of its portfolio securities.

(c)	That the National Fund shall have furnished to the Florida Fund a certificate signed by the National Fund’s President (or any Vice President) or its Treasurer, dated as of the Closing Date, certifying that, as of the Valuation Time and as of the Closing Date, all representations and warranties of the National Fund made in this Agreement are true and correct in all material respects with the same effect as if made at and as of such dates, and that the National Fund has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to each of such dates.

(d)	That there shall not be any material litigation pending with respect to the matters contemplated by this Agreement.

(e)	The Florida Fund shall have received the opinion of K&L Gates, counsel for the National Fund, dated as of the Closing Date, addressed to the Florida Fund substantially in the form and to the effect that:

	(i)	the National Fund is duly formed and validly existing under the laws of its state of organization;

	(ii)	the National Fund is registered as a closed-end, management investment company under the 1940 Act;

	(iii)	this Agreement and the Reorganization provided for herein and the execution of this Agreement have been duly authorized and approved by all requisite action of the National Fund, and this Agreement has been duly executed and delivered by the National Fund and (assuming this Agreement is a valid and binding obligation of the other party hereto) is a valid and binding obligation of the National Fund;

	(iv)	neither the execution or delivery by the National Fund of this Agreement nor the consummation by the National Fund of the transactions contemplated hereby violate any provision of any statute or any published regulation or any judgment or order disclosed to counsel by the National Fund as being applicable to the National Fund;

	(v)	the National Fund Common Shares have been duly authorized and, upon issuance thereof in accordance with this Agreement, will be validly issued, fully paid and nonassessable and no person is entitled to any preemptive or other similar rights with respect to National Fund Common Shares. In regard to the statement that National Fund Common Shares are non-assessable, such opinion will note that the National Fund is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts’s law, shareholders could, under certain circumstances, be held personally liable for the obligations of the National Fund; and

(vi) to their knowledge and subject to the qualifications set forth below, the execution and delivery by the National Fund of this Agreement and the consummation of the transactions herein contemplated do not require, under the laws of its state of organization or any state in which the National Fund is qualified to do business or the federal laws of the United States, the consent, approval, authorization, registration, qualification or order of, or filing with, any court or governmental agency or body (except such as have been obtained). Counsel need express no opinion, however, as to any such consent, approval, authorization, registration, qualification, order or filing which may be required as a result of the involvement of other parties to this Agreement in the transactions herein contemplated because of their legal or regulatory status or because of any other facts specifically pertaining to them.

(f)	The Florida Fund shall have obtained an opinion from K&L Gates dated as of the Closing Date, addressed to the Florida Fund, and based upon such representations of the parties as K&L Gates may reasonably request, that the consummation of the transactions set forth in this Agreement comply with the requirements of a reorganization as described in Section 368(a) of the Internal Revenue Code.

(g)	That all proceedings taken by each of the Funds and its counsel in connection with the Reorganization and all documents incidental thereto shall be satisfactory in form and substance to the others.

(h)	That the N-14 Registration Statement shall have become effective under the 1933 Act, and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of the National Fund, be contemplated by the SEC.

9. National Fund Conditions.

The obligations of the National Fund hereunder shall be subject to the following conditions:

(a)	That this Agreement shall have been adopted, and the Reorganization shall have been approved, by the Board of Trustees of the National Fund; and the Florida Fund shall have delivered to the National Fund a copy of the resolution approving this Agreement adopted by the Florida Fund’s Board of Trustees, and a certificate setting forth the vote of the holders of Florida Fund Common Shares and Florida Fund APS Shares obtained, each certified by its Secretary.

(b)	That the Florida Fund shall have furnished to the National Fund a statement of its assets, liabilities and capital, with values determined as provided in Section 4 of this Agreement, together with a schedule of investments with their respective dates of acquisition and tax costs, all as of the Valuation Time, certified on the Florida Fund’s behalf by its President (or any Vice President) or its Treasurer, and a certificate signed by such Fund’s President (or any Vice President) or its Treasurer, dated as of the Closing Date, certifying that as of the Valuation Time and as of the Closing Date there has been no material adverse change in the financial position of the Florida Fund since the date of such Fund’s most recent Annual Report or Semiannual Report, as applicable, other than changes in the Florida Fund Investments since that date or changes in the market value of the Florida Fund Investments.

(c)	That the Florida Fund shall have furnished to the National Fund a certificate signed by the Florida Fund’s President (or any Vice President) or its Treasurer, dated the Closing Date, certifying that as of the Valuation Time and as of the Closing Date all representations and warranties of the Florida Fund made in this Agreement are true and correct in all material respects with the same effect as if made at and as of such dates and the Florida Fund has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to such dates.

(d)	That there shall not be any material litigation pending with respect to the matters contemplated by this Agreement.

(e)	That the National Fund shall have received the opinion of K&L Gates, counsel for the Florida Fund, dated as of the Closing Date, addressed to the National Fund, substantially in the form and to the effect that:

	(i)	the Florida Fund is duly formed and validly existing under the laws of its state of organization;

	(ii)	the Florida Fund is registered as a closed-end, management investment company under the 1940 Act;

	(iii)	this Agreement and the Reorganization provided for herein and the execution of this Agreement have been duly authorized by all requisite action of the Florida Fund, and this Agreement has been duly executed and delivered by the Florida Fund and (assuming this Agreement is a valid and binding obligation of the other party hereto) is a valid and binding obligation of the Florida Fund;

	(iv)	neither the execution or delivery by the Florida Fund of this Agreement nor the consummation by the Florida Fund of the transactions contemplated hereby violate any provision of any statute, or any published regulation or any judgment or order disclosed to them by the Florida Fund as being applicable to the Florida Fund; and

	(v)	to their knowledge and subject to the qualifications set forth below, the execution and delivery by the Florida Fund of the Agreement and the consummation of the transactions herein contemplated do not require, under the laws of its state of organization or any state in which the Florida Fund is qualified to do business, or the federal laws of the United States, the consent, approval, authorization, registration, qualification or order of, or filing with, any court or governmental agency or body (except such as have been obtained under the 1933 Act, 1934 Act, the 1940 Act or the rules and regulations thereunder). Counsel need express no opinion, however, as to any such consent, approval, authorization, registration, qualification, order or filing which may be required as a result of the involvement of other parties to this Agreement in the transactions herein contemplated because of their legal or regulatory status or because of any other facts specifically pertaining to them.

(f)	That the National Fund shall have obtained an opinion from K&L Gates, counsel for the Florida Fund, dated as of the Closing Date, addressed to the National Fund, and based upon such representation of the parties as K&L Gates may reasonably request, that the consummation of the transactions set forth in this Agreement comply with the requirements of a reorganization as described in Section 368(a) of the Code.

(g)	That the N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of the Florida Fund, be contemplated by the SEC.

(h)	That all proceedings taken by the Florida Fund and its counsel in connection with the Reorganization and all documents incidental thereto shall be satisfactory in form and substance to the National Fund.

(i)	That prior to the Closing Date the Florida Fund shall have declared a dividend or dividends which, together with all such previous dividends, shall have the effect of distributing to its shareholders all of its net investment company taxable income for the period to and including the Closing Date, if any (computed without regard to any deduction for dividends paid), and all of its net capital gain, if any, realized to and including the Closing Date.

(j)	The AMEX shall have approved the listing of the additional National Fund Common Shares to be issued to common shareholders of the Florida Fund in connection with the reorganization.

10. Termination, Postponement, Amendment and Waivers.

(a)	Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Reorganization abandoned at any time (whether before or after adoption thereof by the shareholders of the Fund) prior to the Closing Date, or the Closing Date may be postponed (i) by mutual consent of the Boards of Trustees of the Funds, (ii) by the Board of Trustees of the Florida Fund if any condition of the Florida Fund’s obligations set forth in Section 8 of this Agreement has not been fulfilled or waived by such Board, or (iii) by the Board of Trustees of the National Fund if any condition of the National Fund’s obligations set forth in Section 9 of this Agreement have not been fulfilled or waived by such Board.

(b)	If the transactions contemplated by this Agreement have not been consummated by December 31, 2008, this Agreement may be terminated by mutual agreement of the Funds.

(c)	In the event of termination of this Agreement pursuant to the provisions hereof, the same shall become void and have no further effect, and there shall not be any liability on the part of any Fund or persons who are their directors, trustees, officers, agents or shareholders in respect of this Agreement.

(d)	At any time prior to or after approval of this Agreement by Florida Fund shareholders: (i) the parties hereto may, by written agreement and without shareholder approval, amend any of the provisions of this Agreement; and (ii) either party may waive without such approval any default by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing); provided, however, that following shareholder approval, no such amendment may have the effect of changing the provisions for determining the number of National Fund Common Shares or cash consideration to be issued to the Florida Fund’s shareholders under this Agreement to the detriment of such shareholders without their further approval. The failure of a party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

(e)	The respective representations and warranties contained in Sections 1 and 2 of this Agreement shall expire with, and be terminated by, the consummation of the Reorganization, and neither Fund nor any of its officers, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing Date. This provision shall not protect any officer, trustee, agent or shareholder of either Fund against any liability to the entity for which that officer, trustee, agent or shareholder so acts or to its shareholders, to which that officer, trustee, agent or shareholder otherwise would be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties in the conduct of such office.

(f)	If any order or orders of the Commission with respect to this Agreement shall be issued prior to the Closing Date and shall impose any terms or conditions which are determined by action of the Boards of Trustees of the Funds to be acceptable, such terms and conditions shall be binding as if a part of this Agreement without further vote or approval of the shareholders of the Funds unless such terms and conditions shall result in a change in the method of computing the number of National Fund Common Shares or cash consideration to be issued to the Florida Fund, in which event, unless such terms and conditions shall have been included in the proxy solicitation materials furnished to the shareholders of the Funds prior to the meetings at which the Reorganization shall have been approved, this Agreement shall not be consummated and shall terminate unless the Funds promptly shall call a special meeting of shareholders at which such conditions so imposed shall be submitted for approval.

11. Other Matters.

(a)	All covenants, agreements, representations and warranties made under this Agreement and any certificates delivered pursuant to this Agreement shall be deemed to have been material and relied upon by each of the parties, notwithstanding any investigation made by them or on their behalf.

(b)	All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid. Notice to the Florida Fund shall be addressed to the Florida Fund c/o Eaton Vance Management, 255 State Street, Boston, MA, Attention: Chief Legal Officer of the Eaton Vance Family of Funds, or at such other address as the Florida Fund may designate by written notice to the National Fund. Notice to the National Fund shall be addressed to the National Fund c/o Eaton Vance Management, 255 State Street, Boston, MA, Attention: Chief Legal Officer of the Eaton Vance Family of Funds, or at such other address and to the attention of such other person as the National Fund may designate by written notice to the Florida Fund. Any notice shall be deemed to have been served or given as of the date such notice is delivered personally or mailed.

(c)	This Agreement supersedes all previous correspondence and oral communications between the parties regarding the Reorganization, constitutes the only understanding with respect to the Reorganization and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts applicable to agreements made and to be performed in said state.

(d)	It is expressly agreed that the obligations of the National Fund and the Florida Fund hereunder shall not be binding upon any of their respective trustees, shareholders, nominees, officers, agents, or employees personally, but shall bind only the trust property of the respective Fund as provided in such Fund’s Declaration of Trust. A copy of the Declaration of Trust of each of the National Fund and the Florida Fund is on file with the Secretary of State of The Commonwealth of Massachusetts. The execution and delivery of this Agreement has been authorized by the trustees of each Fund and signed by authorized officers of each Fund, acting as such, and neither such authorization by such trustees, nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of each Fund as provided in such Fund’s Declaration of Trust.

(e)	It is further expressly agreed that this Agreement shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts.

(f)	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original but all such counterparts together shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed and delivered by their duly authorized officers as of August 25, 2008.

ATTEST:	EATON VANCE INSURED FLORIDA
PLUS MUNICIPAL BOND FUND

/s/ Maureen A. Gemma___________	By: /s/ Cynthia J. Clemson
Maureen A. Gemma, Secretary	Cynthia J. Clemson, President

ATTEST:	EATON VANCE INSURED MUNICIPAL
BOND FUND

/s/ Maureen A. Gemma____________	By: /s/ Robert B. MacIntosh
Maureen A. Gemma, Secretary	Robert B. MacIntosh, President